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                                                                    EXHIBIT 23.2







                               December 22, 1997



Enron Corp.
1400 Smith Street
Houston, Texas 77002

Gentlemen:

         In connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 33-52768 (the Registration Statement), to be filed with the Securities and Exchange Commission on or about December 23, 1997, by Enron Corp., DeGolyer and MacNaughton (the firm) hereby consents to the incorporation in said Registration Statement of the references to the firm and to the opinions delivered to Enron Oil & Gas Company (the Company) regarding the comparison of estimates prepared by the firm with those furnished to it by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in the firm's letter reports dated January 13, 1995, January 22, 1996, and January 17, 1997, for estimates, as of January 1, 1995, December 31, 1995, and December 31, 1996, respectively. The opinions are referred to in the section "Oil and Gas Exploration and Production Properties and Reserves -- Reserve Information" in Enron Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996, and in Note 19 to the Enron Corp. consolidated financial statements included in Enron Corp.'s Form 10-K for the year ended December 31, 1996. DeGolyer and MacNaughton also consents to the incorporation by reference in the Registration Statement of the firm's letter report, dated January 17, 1997, addressed to the Company, which is included as Exhibit 23.03 to Enron Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996.

                                               Very truly yours,


                                               /s/ DeGOLYER AND MacNAUGHTON
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